EXHIBIT 99.1

                                    Press Release

UGI names new VP, Chief Accounting Officer & Controller
July 1, 2021

VALLEY FORGE, Pa.—July 1, 2021-- UGI Corporation (NYSE: UGI) has named Jean Felix (JF) Tematio Dontsop as Vice President, Chief Accounting Officer (CAO), and Controller, effective July 19.

Tematio Dontsop, 45, most recently served as Vice President of Internal Audit for West Pharmaceuticals in Exton, PA. Previously, he held several roles of increasing responsibility over 15 years with PricewaterhouseCoopers (PwC), based in Philadelphia, PA and Paris, France, including Audit Director of large multinational companies. A native of Cameroon, he also worked earlier in his career with KPMG, based in Paris.

Tematio Dontsop is a certified public accountant. He holds a master’s degree in Finance from Reims Management School in France, a master’s degree in Economics from University of Science and Technology of Lille, France, and a master’s degree in Accounting from the University of Central Africa, Cameroon.

About UGI Corporation

UGI Corporation is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes LPG both domestically (through AmeriGas) and internationally (through UGI International), manages midstream energy assets in Pennsylvania, Ohio, and West Virginia and electric generation assets in Pennsylvania, and engages in energy marketing, including renewable natural gas, in 12 states and the District of Columbia and internationally in France, Belgium, the Netherlands, and the UK. Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

Investor Relations
Tameka Morris, 610-456-6297
Arnab Mukherjee, 610-768-7498
Shelly Oates, 610-992-3202